Exhibit 99.1

For More Information

Equifax

Tim Klein

404-885-8555

404-771-2029 (wireless)

tim.klein@equifax.com

TALX/Equifax

Pam Stevens

314-214-7235

314-330-3041(wireless)

pstevens@talx.com

Equifax Acquires Rapid Reporting

Combination Will Increase Credit Transparency, Improve Fraud Management

ATLANTA – November 2, 2009 – Equifax Inc., (NYSE:EFX), today announced it has acquired Rapid Reporting Verification Company, a privately-held national provider of IRS tax transcript information and social security number authentication services.  The addition of Rapid Reporting will enhance Equifax’s ability to provide lenders with improved products, quality and services to help them better control fraud.  Equifax will pay $72.5 million in cash for the company.

“More than ever, today’s lenders need better tools to determine creditworthiness before qualifying a loan,” said Trey Loughran, Equifax’s senior vice president, Corporate Development.  “Rapid Reporting’s capabilities will allow us to offer lenders new and improved products, as well as more advanced fraud management services. “

Based in Fort Worth, TX, Rapid Reporting offers products including IncomeChek, which provides IRS verification of income tax information, and DirectChek, which provides Social Security Administration verification of social security numbers and also meets USA Patriot Act compliance requirements. Operating through a secure Web-based portal, these products offer financial institutions an efficient and cost-effective means to confirm borrower identity and income.

“This transaction is a logical next step for our company,” said Jay Meadows, president and CEO of Rapid  Reporting. “The combination of Rapid Reporting’s assets with Equifax’s mortgage-related and employment verification services will enable us to effectively mitigate fraud and offer more advanced products for mortgage lenders.”

“Overall, this transaction will enable us to compete more effectively in a dynamic and rapidly changing market and offer even more effective, value-added  fraud verification services,”  said Loughran.

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About Equifax

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX.

About Rapid Reporting

Founded in 1998 and headquartered in Fort Worth, Texas, Rapid Reporting is a national provider of definitive income, identity and employment verification services for mortgage lenders to help combat fraud.  In 2007, the company won the 2007 Fix-It Award for a technology solution that solves an industry problem.  Core offerings include IncomeChek, which is used to verify income through information obtained from the Internal Revenue Service (IRS), DirectChek, which meets USA Patriot Act compliance and verifies identity via a direct comparison of the SSN to the Social Security Administration (SSA) database and searches of over 15 billion records in public and private databases for identity fraud and abuse, and EmploymentChek, the company’s newest offering that combines live, person-to-person telephone contact and comprehensive database research to verify borrower employment. All services operate over a secure Web-based portal, which is audited daily for security purposes, and both IncomeChek and DirectChek are available through RapidChek, a web services platform that allows companies to access both solutions through a single interface. Rapid Reporting formed and continues to build relationships with government agencies, such as the IRS and the Social Security Administration (SSA), to gather electronic data for verification purposes.  Rapid Reporting’s executive team led the successful lobbying efforts to secure the continuation of the enumeration verification system (EVS) with the SSA database.  For additional information, call 888.749.4411 or visit www.rapidreporting.com .

Forward-Looking Statements

This press release includes forward-looking statements regarding Equifax’s proposed acquisition of Rapid Reporting, including statements related to Equifax’s and Rapid Reporting’s product and service offerings, business strategy and general business outlook.  Any such statement may be influenced by a variety of factors, many of which are beyond the control of Equifax or Rapid Reporting, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties.  Potential risks and uncertainties include, but are not limited to, the possibility that the parties will not reach final agreement, that the transaction will not close or that the closing may be delayed, the expected benefits and anticipated synergies of the combined companies may not be achieved after the closing, the combined operations may not be successfully integrated in a timely manner, if at all, as well as industry, general economic conditions, and competitive, legal, governmental and technological factors.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Equifax or Rapid Reporting.

Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2008 under Item 1A, “Risk Factors”, and its other filings with the Securities and Exchange Commission.  Equifax and Rapid Reporting assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.